Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Employment Agreement dated as of September 8, 2015 (the “Agreement”), is entered into by and between Differential Brands Group Inc. (formerly, Joe’s Jeans Inc.), a Delaware corporation (“Parent”), Hudson Clothing Holdings, Inc. (“HCH”), a Delaware corporation, HC Acquisition Holdings, Inc. (“HCAH”), a Delaware corporation, Hudson Clothing, LLC (the “Company”), a California limited liability company, and Peter Kim (“Executive”), is made by and between Company and Executive and is executed as of June 16, 2017 (the “Effective Date”).  All terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

WHEREAS, Company and Executive desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Company and Employee hereby agree as follows:

1. Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 1.1:

“The Company agrees to employ Executive, and Executive agrees to remain an employee of the Company, for three years from the Effective Date of the Amendment to the Agreement. The period during which Executive is employed by the Company pursuant to this Agreement is herein referred to as the “Term”.”

2. The Recitals, Section 1.5 and 3.2.2(v) of the Agreement is hereby amended to replace the Executive’s title “Chief Executive Officer” with “Founder and Vice Chairman.”
3. Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 1.2:

“Section 1.2Title  and Duties.   During the Term, Executive shall be employed as the Founder and Vice Chairman of the Company, reporting directly and only to the Chief Executive Officer of Parent. Executive will have all of the authorities, duties and responsibilities as is customary for a founder of a  company. During the Term, Executive shall diligently devote his business skill, time and effort to his employment hereunder at such times and in such quantities as the Company reasonably requests, including being available when and if requested on a reasonable basis to appear or provide assistance at engagements, events or activities of the Company, provided that, in no event shall the total amount of time devoted by Executive be required to exceed more than 50% of Executive’s business time; provided further that, for the avoidance of doubt, Executive may engage in outside activities other than the Restricted Business (as defined below) (“Outside Activities”), which Outside Activities shall include any activities that Executive initiated prior to the time any member of the Company Group became such or initiated such member’s engagement in such activity.

During the Term, Executive shall further serve (i) as a director with the title of Vice Chairman of HCAH and HCH, and a manager of the Company in each case, to the extent then existing, and (ii) as Founder of HCAH and HCH, without additional compensation.  In the event that Executive is not an employee of the Company, then Section 3.3 shall apply.”

4. Company and Executive agree that the Target EBITDA for a Bonus and vesting of the Performance Shares for 2017 has been determined and approved by the Board of Directors for Parent and Executive knows of the Target EBITDA.

5. Section 2.3 is hereby deleted in its entirety and replaced with the following new Section 2.3:

“Annual Bonus Opportunity.  In respect of each calendar year ending during the Term, Executive shall be eligible to receive an annual bonus (payable in cash or Parent common stock, at the Company’s sole discretion) (the “Annual Bonus”) based on the achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets determined by the Compensation Committee after consultation with Executive (provided that the target for 2017 shall be as set forth in Section 4 of the Amendment).  The parties shall use commercially reasonable efforts to define such targets prior to the start of each applicable calendar year.  The target Annual Bonus amount shall be a percentage of Base Salary (up to fifty percent (50%) of the Base Salary), with the actual Annual Bonus determined based on the level of EBITDA achieved for each such calendar year against the target level of EBITDA, as follows:

Annual Level of Target EBITDA Achieved	% of Base Salary
Less than 80%	0%
80%	25% of Base Salary
100%	50% of Base Salary

Annual Bonuses, if applicable, shall be due and payable by the Company to Executive annually, commencing with the year ended December 31, 2017, payable no later than March 15th after the end of the year to which it relates and following certification by the Compensation Committee that the Target EBITDA has been achieved for the applicable year. ”

6. Company and Executive agree that the change in title as set forth herein does not constitute a “Good Reason” as set forth clause (v) in the definition of “Good Reason” in the Agreement.
7. Section 3.2.1(A) is hereby deleted in its entirety and replaced with the following new Section 3.2.1(A):

“(A) the Company shall also make a severance payment to Executive equal to the lesser of (i) 24 months of Base Salary (as of termination) (payable in 24 monthly, equal installments after termination and beginning on the 55th  day after which termination  occurs), and (ii) the greater of (A) 12 months of Base Salary and (B) the number of months of Base Salary remaining on the Term of this Agreement,”

8. The first sentence, third line of Section 3.2.2 is hereby deleted in its entirety and replaced with the following new phrase in Section 3.2.2:

“the Company shall also make a severance payment to Executive equal to the lesser of (i) 24 months of Base Salary (as of termination) (payable in 24 monthly, equal installments after termination and beginning on the 55th  day after which termination  occurs), and (ii) the greater of (A) 12 months of Base Salary and (B) the number of months of Base Salary remaining on the Term of this Agreement,”

9. The definition of Good Reason in Section 3.2.2 is hereby deleted in its entirety and replaced with the following new definition of Good Reason:

“For purposes of the foregoing, “Good Reason”  shall mean: the occurrence of breach by the Company of any provision of this Agreement,  provided that the Executive gives written notice of his intent to resign pursuant to such event within 90 days following the initial occurrence and provided that such event is not fully corrected within 30 days following written notification by Executive to the Company that he intends to terminate his employment  hereunder  for  one of the reasons set forth below.”

10. Section 4.1.1 is hereby deleted in its entirety and replaced with the following new Section 4.1.1:

“Exclusive Dealings;  Non-Competition.   Executive absolutely and unconditionally covenants and agrees that for the period commencing on the Effective Date of this Agreement, and continuing during his employment with the Company (the “Restrictive Period”), Executive shall not, either directly or indirectly, solely or jointly with any other person or persons, as an officer, director, employee, owner, partner, joint venturer, member, manager, consultant, agent, independent contractor, or Equity Interest (as defined in the 2015 Non-Competition Agreement) holder of, or lender to, any Person or business, engage in, compete with, or participate in the business of developing, manufacturing, selling, marketing, distributing and/or licensing premium denim jeans (as defined as jeans priced at $99 or higher) (“Restricted Business”).  “Historical Family Businesses” means the business of manufacturing, selling, distributing, transporting, delivering and marketing junior and missy moderate sportswear and such additional apparel business as conducted by Executive’s family from time to time which is not competitive with the Company Group. For purposes of this agreement, the term “Company Group” shall mean the Parent and its subsidiaries.  Executive shall be permitted to, directly or indirectly, own an interest in and, when not employed by the Company, take part in and/or manage or operate the Historical Family Businesses.  Notwithstanding the foregoing, nothing here shall prevent Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company.”

11. Section 4.1.2 is hereby deleted in its entirety.
12. Section 5.1 is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, from and after the date of the Amendment, “Restricted Business” as used in the 2015 Non-Competition Agreement shall have the meaning set forth in the Amendment.”

13. Section 2.6 is hereby deleted in its entirety and replaced with the following new Section 2.6:

“Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in the performance of his duties for the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, in accordance with the policies and procedures adopted by the Company from time to time for executive officers of the Company, subject to the approval of Parent’s Chief Executive Officer, which shall not be unreasonably withheld.  Executive shall furnish appropriate documentation of such expenses in this Section 2.6, including documentation required by the Internal Revenue Service.”

14. This Amendment embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties hereto, written or oral, which may relate to the subject matter hereof in any way.

15. This Amendment, and any amendments hereto, may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

16. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of California (without giving effect to the principles of conflicts of Law thereof).

17. Except as set forth herein, the terms and provisions of the Agreement will remain in full force and effect and are hereby ratified and confirmed.  On or after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment, and this Amendment shall be deemed to be a part of the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Employment Agreement effective as of the Effective Date.

COMPANY:

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Michael Buckley
Name:	Michael Buckley
Its:	CEO

HUDSON CLOTHING HOLDINGS INC.

By:	/s/ Michael Buckley
Name:	Michael Buckley
Its:	Chairman

HC ACQUISITION HOLDINGS INC.

By:	/s/ Michael Buckley
Name:	Michael Buckley
Its:	Chairman

HUDSON CLOTHING, LLC

By:	/s/ Michael Buckley
Name:	Michael Buckley
Its:	Chairman

EXECUTIVE:

By:	/s/ Peter Kim
Name:	Peter Kim
Its: